SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                              SCHEDULE 13G

                Under the Securities Exchange Act of 1934

                         (Amendment No. ______)

                                BB&T Corporation
              _____________________________________________________
                             Name of Issuer

                             Common $5.00 Par Value
              _____________________________________________________
                        Title Class of Securities

                                   054937-10
              _____________________________________________________
                              Cusip Number

Check the following line if a fee is being paid with this statement:  _______

1.  Name of Reporting Person/IRS Identification Number:

    Branch Banking and Trust Company
    _________________________________________________________________________

    56-1074313
    _________________________________________________________________________

2. Check the appropriate line if a Member of Group

    A.     N/A
           __________________________________________________________________

    B.     N/A
           __________________________________________________________________

3. SEC use only:
                       ______________________________________________________

4. Citizenship or place of organization:       State of North Carolina
                                              ________________________________

Number of      5.  Sole voting power:         1,689,164
shares bene-                                  ________________________________
ficially
owned          6.  Shared voting power:       18,989
by each                                       ________________________________
report-
person         7.  Sole dispositive power:    1,651,857
with:                                         ________________________________

               8.  Shared dispostive power:   323,884
                                              ________________________________

9.  Aggregate amount beneficially owned by each reporting person:    1,975,741
                                                                    __________

10. Check if the aggregate amount in Row 9 excludes certain shares:  N/A
                                                                    __________

11. Percent of class represented by amount in Row 9:               1.45%
                                                                  ____________

12. Type of reporting person:         BANK
                                      ________________________________________


* Voting authority is assumed by all Co-Fiduciaries due to conflict of interest rule.

Item 1(a)  Name of Issuer:                 BB&T Corporation

Item 1(b)  Address of Issuer's             200 West Second Street
           principal executive offices:    Winston_Salem, North Carolina  27102

Item 2(a)  Name of person filing:          Branch Banking and Trust Company

Item 2(b)  Address of principal            223 West Nash Street
           business office:                Wilson, North Carolina  27893

Item 2(c)  Citizenship:                    State of North Carolina

Item 2(d)  Title of class of securities:   Common stock, $5.00 par value

Item 2(e)  CUSIP Number:                   05493710

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

        (a)         Broker or dealer registered under Section 15 of the Act
            ______

        (b)    X    Bank as defined in Section 3(a) (6) of the Act
            ______

        (c)         Insurance company as defined in Section 3(a) (19) of the Act
            ______

        (d)         Investment company registered under Section 8 of the
            ______
                    Investment Company Act

        (e)         Investment adviser registered under Section 203 of the
            ______
                    Investment Advisers Act of 194

        (f)         Employee Benefit Plan, Pension Fund which is subject to
            ______
                    the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-a(b)
                    (1) (ii)(F)

        (g)         Parent Holding Company, in accordance with Section
            ______
                    240.13d-1(b)(ii)(G)  (Note: See Item 7)

        (h)         Group, in accordance with Section 240.13d-1(b)(1) (ii) (H)
            ______

Item 4  Ownership:

        If the percent of the class owned, as of December 31 of the year covered by the statement or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

         (a)  Amount beneficially owned:  1,975,741
                                          ____________________________________

         (b)  Percent of class:           1.45%
                                          ____________________________________

           (c)  Number of shares which such person has:

               (i)   sole power to vote or to
                     direct the vote:                             1,689,164
                                                                ____________
               (ii)  shared power to vote or to
                     direct the vote:                                18,989
                                                                ____________
               (iii) sole power to dispose or to
                     direct the disposition of:                   1,651,857
                                                                ____________
               (iv)  shared power to dispose or to
                     direct the disposition of:                     323,884
                                                                ____________

Item 5      Ownership of five percent or less of a class:              N/A
                                                                ____________

Item 6      Ownership of more than five percent on behalf
            of another person:                                         N/A
                                                                ____________

Item 7      Identification and classification of the
            subsidiary which acquired the Security being
            reported on by the parent holding company:                 N/A
                                                                ____________

Item 8      Identification and classification of members
            of the group:                                              N/A
                                                                ____________

Item 9      Notice of dissolution of group:                            N/A
                                                                ____________

Item 10     Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect or changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       Branch Banking and Trust Company

                                       December 31, 1997
                                       ______________________________________
                                                            Date


                                       ______________________________________
                                                          Signature

                                                     J. Michael Pollock
                                                    Senior Vice President
                                       ______________________________________
                                                         Name/Title